EXHIBIT 99.1

Arbutus Announces Retirement of Chief Scientific Officer, Michael J. Sofia, PhD, Effective December 31, 2024

WARMINSTER, Pa., May 02, 2024 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to develop a functional cure for people with chronic hepatitis B virus (cHBV) infection, today announced that after a distinguished 38-year career, the Company’s co-founder and Chief Scientific Officer, Dr. Michael Sofia, will retire effective December 31, 2024. Dr. Sofia is a globally recognized, Lasker award-winning antiviral drug discovery and development scientist.

“On behalf of the entire Company, I want to thank Mike, a renowned industry veteran, for his tremendous contributions and vision in building Arbutus as a company focused on developing a functional cure for people with chronic HBV,” commented Michael J. McElhaugh, Interim President and Chief Executive Officer of Arbutus. “I am honored to have worked alongside Mike for so many years and wish him nothing but the best in his well-deserved retirement. We are excited to continue the clinical development of compounds developed by Mike and his colleagues and look forward to continuing our journey.”

Dr. Sofia stated, “I’ve committed my career to the discovery of medicines to improve patients’ lives. It has been personally and professionally gratifying to have made important contributions to curing HCV and to also have laid the groundwork for a potential functional cure for HBV. Co-founding Arbutus, in addition to building and leading this team in developing HBV compounds that have progressed into the clinic, has been one of the high points in my career. I have been fortunate to work with so many talented and dedicated individuals, many of them here at Arbutus, who want to bring transformational medicines to patients who desperately need them. I am confident that Arbutus is uniquely positioned to continue to lead the way in finding a functional cure for HBV and look forward to its future successes.”

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company leveraging its extensive virology expertise to identify and develop novel therapeutics with distinct mechanisms of action, which can be combined to provide a functional cure for patients with chronic hepatitis B virus (cHBV). We believe the key to success in developing a functional cure involves suppressing HBV DNA, reducing surface antigen, and boosting HBV-specific immune responses. Our pipeline of internally developed, proprietary compounds includes an RNAi therapeutic, imdusiran (AB-729), and an oral PD-L1 inhibitor, AB-101. Imdusiran has generated meaningful clinical data demonstrating an impact on both surface antigen reduction and reawakening of the HBV-specific immune response. Imdusiran is currently in three Phase 2a combination clinical trials. AB-101 is currently being evaluated in a Phase 1a/1b clinical trial. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about the retirement plans for Dr. Michael Sofia and the potential for our product candidates to achieve success in clinical trials.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of preclinical studies and clinical trials, and the usefulness of the data; the timeliness of regulatory approvals; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies, including uncertainties and contingencies related to patent litigation matters.

Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: anticipated pre-clinical studies and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ products; economic and market conditions may worsen; uncertainties associated with litigation generally and patent litigation specifically; Arbutus and its collaborators may never realize the expected benefits of their collaborations; and market shifts may require a change in strategic focus.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Contact Information

Investors and Media

Lisa M. Caperelli
Vice President, Investor Relations
Phone: 215-206-1822
Email:lcaperelli@arbutusbio.com